As filed with the Securities and Exchange Commission on July 12, 2024
Registration No. 333-200315

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-200315
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEWS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	46-2950970 (IRS Employer Identification No.)

1211 Avenue of the Americas
New York, New York 10036
(Address of Principal Executive Offices, Zip Code)

The Move, Inc. 2011 Incentive Plan, as amended
The Move, Inc. 2002 Stock Incentive Plan, as amended
The Move.Com, Inc. 2000 Stock Incentive Plan
The Move, Inc. 1999 Stock Incentive Plan, as amended
The iPlace, Inc. 2001 Equity Incentive Plan
The Hessel 2000 Stock Option Plan
(Full title of the Plan)

Michael L. Bunder
Senior Vice President, Deputy General Counsel and Corporate Secretary
News Corporation
1211 Avenue of the Americas
New York, New York 10036
(212) 416-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Krista Hanvey
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, Texas 75201 (214) 698-3100
______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

TERMINATION OF REGISTRATION
News Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the below Registration Statement on Form S-8 (the “Prior Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) in order to terminate all offerings under the Prior Registration Statement and to deregister any and all shares of the Registrant’s Class A Common Stock, par value $0.01 per share (“Common Stock”), that remain unsold as of the date hereof, together with any and all other securities registered but unsold as of the date hereof thereunder:
•Registration Statement on Form S-8 (No. 333-200315), filed with the SEC on November 17, 2014, registering 4,335,965 shares issued pursuant to option awards under (i) the Move, Inc. 2011 Incentive Plan, as amended, (ii) the Move, Inc. 2002 Stock Incentive Plan, as amended, (iii) the Move.Com, Inc. 2000 Stock Incentive Plan, (iv) the Move, Inc. 1999 Stock Incentive Plan, as amended, (v) the iPlace, Inc. 2001 Equity Incentive Plan and (vi) the Hessel 2000 Stock Option Plan and assumed by the Registrant and certain related Series A Junior Participating Preferred Stock Purchase Rights; and registering 2,491,076 shares issued pursuant to restricted stock and restricted stock unit awards under the Move, Inc. 2011 Stock Incentive Plan, as amended, and assumed by the Registrant and certain related Series A Junior Participating Preferred Stock Purchase Rights.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12th day of July, 2024.

NEWS CORPORATION

By:	/s/ Michael L. Bunder
Name:	Michael L. Bunder
Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign Post-Effective Amendment No. 1 to the Prior Registration Statement.